Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS FOURTH QUARTER 2017 U.S. GAAP NET LOSS OF $(0.70) PER BASIC SHARE, or EARNINGS OF $1.07 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

MAINTAINS FULL YEAR ORGANIC GROWTH AND MARGIN GUIDANCE RANGE,
RAISES FULL YEAR EPS TO $4.25 - $4.35

Auburn Hills, Michigan, February 8, 2018 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter and full year results.

Fourth Quarter Highlights:

•	U.S. GAAP net sales of $2,586 million, up 14.5% compared with fourth quarter 2016.

◦	Excluding the impact of foreign currencies and the net impact of M&A, net sales were up 10.2% compared with fourth quarter 2016.

•	U.S. GAAP net loss of $(0.70) per basic share.

◦	Excluding the $(1.76) per diluted share related to non-comparable items (detailed in the table below), net earnings were $1.07 per diluted share.

•	U.S. GAAP operating income of $209 million.

◦	Excluding the $119 million of pretax expenses related to non-comparable items, operating income was $328 million. Excluding the impact of non-comparable items, operating income was 12.7% of net sales.

Full Year Highlights:

•	U.S. GAAP net sales of $9,799 million, up 8.0% compared to 2016.

◦	Excluding the impact of foreign currencies and the net impact of M&A, net sales were up 10.3% compared with 2016.

•	U.S. GAAP net earnings of $2.08 per diluted share.

◦	Excluding the $(1.80) per diluted share related to non-comparable items (detailed in the table below), net earnings were $3.89 per diluted share.

•	U.S. GAAP operating income of $1,077 million.

◦
Excluding the $142 million of pretax expenses related to non-comparable items, operating income was $1,219 million. Excluding the impact of non-comparable items, operating income was 12.4% of net sales.

Full Year 2018 Guidance: The company has reaffirmed its 2018 full year organic growth guidance. Full year net sales are expected to be $10.52 billion - $10.69 billion, implying organic sales growth of 5.0% to 7.0%. Foreign currencies are expected to increase sales by $170 million, due to the appreciation of the Euro and Chinese Yuan. The acquisition of Sevcon will increase sales by approximately $45 million. Net earnings are expected to be within a range of $4.25 to $4.35 per diluted share, with the increase in guidance primarily due to a lower tax rate assumption and larger benefit from foreign currencies. Excluding the impact of non-comparable items, operating margin is expected to be in the range of 12.6%-12.7%.

First Quarter 2018 Guidance: The company has reaffirmed its 2018 first quarter organic growth guidance. The company expects organic net sales growth of 3.0% to 5.5%, compared with first quarter 2017 net sales of $2.41 billion. Foreign currencies are expected to increase sales by $100 million. The acquisition of Sevcon will increase sales by approximately $15 million. Net earnings are expected to be within a range of $0.99 to $1.03 per diluted share, with the increase in guidance primarily due to a lower tax rate assumption and larger benefit from foreign currencies.

Financial Results: Net sales were $2,586 million in fourth quarter 2017, up 14.5% from $2,259 million in fourth quarter 2016. Net loss in the quarter was $(146) million, or $(0.70) per basic share, compared with a net loss of $(293) million, or $(1.39) per basic share, in fourth quarter 2016. Net loss in fourth quarter 2017 included non-comparable items of $(1.76) per diluted share. Net loss in the fourth quarter 2016 included net non-comparable items of $(2.23) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $103 million and increased net earnings by approximately $0.03 per diluted share in fourth quarter 2017 compared with fourth quarter 2016.

Full year 2017 net sales were $9,799 million, up 8.0% from $9,071 million in 2016. Full year 2017 net earnings were $440 million, or $2.08 per diluted share, compared with $119 million, or $0.55 per diluted share, in 2016. Full year 2017 net earnings included net non-comparable items of $(1.80) per diluted share. Full year 2016 included net non-comparable items of $(2.72) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $55 million and decreased net earnings by approximately $0.01 per diluted share in 2017 compared with 2016.

Non-core Emission Product Update: In the fourth quarter of 2017, the Company launched an active program to locate a buyer for the non-core pipes and thermostat product lines and initiated all other actions required to complete the plan to sell the non-core product lines. The Company determined that the assets and liabilities of the pipes and thermostat product lines met the held for sale criteria as of December 31, 2017. As a result, the Company recorded an asset impairment expense of $71.0 million in the fourth quarter of 2017 to adjust the net book value of this business to fair value less costs to sell. The Company also recorded restructuring expense of $35.6 million in the fourth quarter of 2017, primarily related to professional fees and negotiated commercial costs associated with business divestiture and manufacturing footprint rationalization activities.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Fourth Quarter				Full Year
	2017	**	2016		2017	2016

U.S. GAAP	$(0.70)		$(1.39)		$2.08	$0.55

Non-comparable items:
Asset Impairment and loss on divestiture	0.25		0.12		0.25	0.48
Restructuring expense	0.16		—		0.23	0.10
Merger and acquisition expense	0.02		0.02		0.05	0.11
Asbestos-related charge	—		2.07		—	2.05
Intangible asset impairment	—		0.04		—	0.04
Contract expiration gain	—		—		—	(0.02)
Tax reform adjustments	1.29		—		1.29	—
Other tax adjustments	0.04		(0.02)		(0.02)	(0.04)

Non – U.S. GAAP	$1.07	*	$0.85	*	$3.89	$3.27

** GAAP EPS based on non-diluted share count of 209.7MM. Adjusted EPS based on diluted share count of 211.5MM
*Column does not add due to rounding and/or use of basic vs. diluted shares

U.S. Tax Reform Related Adjustments: The company recognized an income tax expense of $273.5 million in the year ended December 31, 2017 for significant items we could reasonably estimate associated with the U.S. Tax Cuts and Jobs Act. This expense reflects (i) the revaluation of our net deferred tax assets based on a U.S. federal tax rate of 21 percent, (ii) a one-time transition tax on our unremitted foreign earnings and profits, net of foreign tax credits, and (iii) the indefinite reinvestment assertion, including the measurement of deferred taxes on foreign unremitted earnings.

Net cash provided by operating activities was $1,180 million in 2017 compared with $1,036 million in 2016. Investments in capital expenditures, including tooling outlays, totaled $560 million in 2017, compared with $501 million in 2016. Balance sheet debt decreased by $31 million and cash increased by $102 million at the end of 2017 compared with the end of 2016. The company's net debt to net capital ratio was 30.0% at the end of 2017 compared with 35.0% at the end of 2016.

Engine Segment Results: Engine segment net sales were $1,578 million in fourth quarter 2017 compared with $1,387 million in fourth quarter 2016. Excluding the impact of foreign currencies, net sales were up 8.4% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $266 million in fourth quarter 2017. Excluding the impact of foreign currencies, Adjusted EBIT was $258 million, up 2.9% from fourth quarter 2016.

Drivetrain Segment Results: Drivetrain segment net sales were $1,023 million in 2017 compared with $883 million in 2016. Excluding the impact of foreign currencies, and the net impact of M&A, net sales were up 13.1% from the prior year’s quarter. Adjusted EBIT was $124 million in fourth quarter 2017. Excluding the impact of foreign currencies, and the net impact of M&A, Adjusted EBIT was $124 million, up 32.6% from fourth quarter 2016.

Recent Highlights:

•
BorgWarner announced the appointment of Frédéric Lissalde to executive vice president and chief operating officer, effective January 1, 2018. In this position Mr. Lissalde will be responsible for the operations of the company with the business presidents reporting to him. Mr. Lissalde will report to James Verrier, president and chief executive officer.

•
BorgWarner offers its P2 module for hybrid electric vehicles (HEVs) to customers all over the world. Available as both on- and off-axis configurations, the company’s highly flexible technology facilitates fast-to-market hybridization by enabling pure electric driving as well as hybrid functionalities such as stop/start, regenerative braking and supplemental electric propulsion. BorgWarner has announced a comprehensive development contract with a Chinese automaker for the company's on-axis design.

•
BorgWarner supplies its HVH250 electric motor and eGearDrive® transmission for the initial launch of the FUSO eCanter truck, the world’s first series-produced all-electric light-duty truck. BorgWarner’s scalable HVH250 electric motors deliver industry-leading torque and power density. With a compact, low-weight design and highly efficient gear train, BorgWarner’s eGearDrive transmission uses less battery energy, extending battery-powered driving range.

•
BorgWarner enhances driving performance and pleasure with its latest all-wheel drive (AWD) coupling for Volvo’s new XC40 compact SUV. Featuring integrated vehicle dynamics software, the compact and lightweight AWD solution provides high torque accuracy and distributes torque between the front and rear axle on demand, enhancing handling, traction and stability on nearly all terrains while improving fuel economy.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year 2017 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 66 locations in 17 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,”  “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: the failure to complete or receive the anticipated benefits from BorgWarner’s acquisition of Remy International Inc. ("Remy"), the possibility that the parties may be unable to successfully integrate Remy’s operations with those of BorgWarner, that such integration may be more difficult, time-consuming or costly than expected, revenues following the transaction may be lower than expected, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, or suppliers) may be greater than expected following the transaction; the retention of key employees at Remy may not be achieved; fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$2,586.4	$2,259.0	$9,799.3	$9,071.0
Cost of sales	2,020.5	1,758.0	7,679.2	7,137.9
Gross profit	565.9	501.0	2,120.1	1,933.1

Selling, general and administrative expenses	239.9	217.1	898.5	817.5
Other expense, net	117.0	741.9	144.5	889.7
Operating income (loss)	209.0	(458.0)	1,077.1	225.9

Equity in affiliates’ earnings, net of tax	(12.7)	(11.3)	(51.2)	(42.9)
Interest income	(1.6)	(1.6)	(5.8)	(6.3)
Interest expense and finance charges	16.9	19.5	70.5	84.6
Earnings (loss) before income taxes and noncontrolling interest	206.4	(464.6)	1,063.6	190.5

Provision (benefit) for income taxes	338.4	(183.1)	580.3	30.3
Net (loss) earnings	(132.0)	(281.5)	483.3	160.2

Net earnings attributable to the noncontrolling interest, net of tax	14.2	11.8	43.4	41.7
Net (loss) earnings attributable to BorgWarner Inc.	$(146.2)	$(293.3)	$439.9	$118.5

(Loss) earnings per share — diluted	$(0.70)	$(1.39)	$2.08	$0.55

Weighted average shares outstanding — diluted	209.7	211.5	211.5	215.3

Weighted average shares outstanding — basic	209.7	211.5	210.4	214.4

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Capital expenditures, including tooling outlays	$170.3	$145.8	$560.0	$500.6

Depreciation and amortization	$105.8	$100.2	$407.8	$391.4

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Engine	$1,577.9	$1,387.4	$6,061.5	$5,590.1
Drivetrain	1,022.6	883.2	3,790.3	3,523.7
Inter-segment eliminations	(14.1)	(11.6)	(52.5)	(42.8)
Net sales	$2,586.4	$2,259.0	$9,799.3	$9,071.0

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Engine	$265.9	$251.0	$995.7	$947.3
Drivetrain	123.9	93.5	449.8	364.5
Adjusted EBIT	389.8	344.5	1,445.5	1,311.8
Asset impairment and loss on divestiture	71.0	20.6	71.0	127.1
Restructuring expense	45.2	—	58.5	26.9
Merger and acquisition expense	3.6	4.8	10.0	23.7
Lease termination settlement	—	—	5.3	—
Other expense, net	(0.6)	—	2.1	—
Asbestos-related charge	—	703.6	—	703.6
Intangible asset impairment	—	12.6	—	12.6
Contract expiration gain	—	—	—	(6.2)
Corporate, including equity in affiliates' earnings and stock-based compensation	48.9	49.6	170.3	155.3
Interest income	(1.6)	(1.6)	(5.8)	(6.3)
Interest expense and finance charges	16.9	19.5	70.5	84.6
Earnings (loss) before income taxes and noncontrolling interest	206.4	(464.6)	1,063.6	190.5
Provision (benefit) for income taxes	338.4	(183.1)	580.3	30.3
Net (loss) earnings	(132.0)	(281.5)	483.3	160.2
Net earnings attributable to the noncontrolling interest, net of tax	14.2	11.8	43.4	41.7
Net (loss) earnings attributable to BorgWarner Inc.	$(146.2)	$(293.3)	$439.9	$118.5

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2017	December 31, 2016
Assets

Cash	$545.3	$443.7
Receivables, net	2,018.9	1,689.3
Inventories, net	766.3	641.2
Prepayments and other current assets	145.4	137.4
Assets held for sale	67.3	—
Total current assets	3,543.2	2,911.6

Property, plant and equipment, net	2,863.8	2,501.8
Other non-current assets	3,380.6	3,421.3
Total assets	$9,787.6	$8,834.7

Liabilities and Equity

Notes payable and other short-term debt	$84.6	$175.9
Accounts payable and accrued expenses	2,270.3	1,847.3
Income taxes payable	40.8	68.6
Liabilities held for sale	29.5	—
Total current liabilities	2,425.2	2,091.8

Long-term debt	2,103.7	2,043.6
Other non-current liabilities	1,432.8	1,397.4

Total BorgWarner Inc. stockholders’ equity	3,716.8	3,218.3
Noncontrolling interest	109.1	83.6
Total equity	3,825.9	3,301.9
Total liabilities and equity	$9,787.6	$8,834.7

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)
	Twelve Months Ended December 31,
	2017	2016
Operating
Net earnings	$483.3	$160.2
Adjustments to reconcile net earnings to net cash flows from operations:
Non-cash charges (credits) to operations:
Asset impairment and loss on divestiture	71.0	127.1
Asbestos-related charge	—	703.6
Depreciation and amortization	407.8	391.4
Restructuring expense, net of cash paid	27.0	12.0
Deferred income tax provision (benefit)	41.8	(268.9)
Tax reform adjustments to provision for income taxes	273.5	—
Other non-cash items	20.7	26.6
Net earnings adjusted for non-cash charges to operations	1,325.1	1,152.0
Changes in assets and liabilities	(144.8)	(116.3)
Net cash provided by operating activities	1,180.3	1,035.7
Investing
Capital expenditures, including tooling outlays	(560.0)	(500.6)
Proceeds from sale of businesses, net of cash divested	—	85.8
Proceeds from asset disposals and other	4.5	10.6
Payments for businesses acquired, including restricted cash, net of cash acquired	(185.7)	—
Payments for settlement of net investment hedges	(8.5)	—
Payments for venture capital investment	(2.6)	—
Net cash used in investing activities	(752.3)	(404.2)
Financing
Net decrease in notes payable	(88.3)	(129.1)
Additions to long-term debt, net of debt issuance costs	3.0	4.6
Repayments of long-term debt, including current portion	(19.3)	(193.6)
Payments for debt issuance cost	(2.4)	—
Proceeds from interest rate swap termination	—	8.9
Payments for purchase of treasury stock	(100.0)	(288.0)
(Payments for) proceeds from stock-based compensation items	(2.1)	6.7
Dividends paid to BorgWarner stockholders	(124.1)	(113.4)
Dividends paid to noncontrolling stockholders	(29.3)	(29.9)
Net cash used in financing activities	(362.5)	(733.8)
Effect of exchange rate changes on cash	36.1	(31.7)
Net increase (decrease) in cash	101.6	(134.0)

Cash at beginning of year	443.7	577.7
Cash at end of year	$545.3	$443.7